SOUTHERN CALIFORNIA EDISON                                                                         EXHIBIT 12.1
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
(Millions of Dollars)

Earnings:                                                 2004      2005       2006       2007       2008       2009
                                                        --------  ---------  ---------  --------   --------   --------

Income from continuing operations
     before tax and noncontrolling interest             $ 1,639    $ 1,375    $ 1,540   $ 1,400    $ 1,246    $ 1,620
Less: Income from equity investees                            -          -          -         -          -          -
                                                        --------  ---------  ---------  --------   --------   --------
Income from continuing operations before income
     from equity investees, tax and noncontrolling interes1,639      1,375      1,540     1,400      1,246      1,620
Add:
Fixed charges (see below)                                   426        411        502       540        520        535
Amortization of capitalized interest                          1          1          1         2          2          2
Distributed income of equity investees                        -          -          -         -          -          -
Loss of equity investees for which charges arising from
     guarantees are included in fixed charges                 -          -          -         -          -          -
Subtract:
Interest capitalized                                         (1)        (1)        (2)       (3)        (3)        (4)
Preference security dividend requirements of
     consolidated subsidiaries - pre-tax basis              (13)       (34)       (77)      (74)       (75)       (73)
Noncontrolling interest of subsidiaries that have not incurred
     fixed charges - pre-tax basis                         (280)      (334)      (275)     (305)      (170)       (94)

                                                        --------  ---------  ---------  --------   --------   --------
Earnings as adjusted                                    $ 1,772    $ 1,418    $ 1,689   $ 1,560    $ 1,520    $ 1,986
                                                        ========  =========  =========  ========   ========   ========

Fixed Charges (1):
Interest expenses - net of capitalized interest and AFUDC $ 409      $ 360      $ 399     $ 429      $ 407      $ 420
Add: AFUDC                                                    -         14         19        25         27         32
                                                        --------  ---------  ---------  --------   --------   --------
Interest expenses - net of capitalized interest             409        374        418       454        434        452
Interest capitalized (2)                                      1          1          3         3          3          4
Interest portion of rental expense (3)                        1          1          2         8          7          5
Allocable portion of interest on long-term contracts
     for purchased power (4)                                  2          1          2         1          1          1
Preferred and preference stock dividend
     requirement - pre-tax basis                             13         34         77        74         75         73

                                                        --------  ---------  ---------  --------   --------   --------
Total fixed charges                                       $ 426      $ 411      $ 502     $ 540      $ 520      $ 535
                                                        ========  =========  =========  ========   ========   ========

Ratio                                                      4.16       3.45       3.36      2.89       2.92       3.71
                                                        ========  =========  =========  ========   ========   ========

(1)  Interest expenses associated with income taxes are reflected as a component of income tax expense and are excluded from the determination of fixed charges.
(2)  Includes fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnership.
(3)  Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals, except for amounts allocated to power purchase contracts that are classified as operating leases.
(4)  Allocable portion of interest included in annual minimum debt service requirement of supplier.